As filed with the Securities and Exchange Commission on March 25, 2022

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AMTECH SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Arizona	86-0411215
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

131 South Clark Drive
Tempe, Arizona	85281
(Address of Principal Executive Offices)	(Zip Code)

Amtech Systems, Inc. 2022 Equity Incentive Plan

(Full title of the plan)

Lisa D. Gibbs

Chief Financial Officer

131 South Clark Drive

Tempe, Arizona

85281

(480) 967-5146

(Name, address and telephone number, including area code, of agent for service)

With a copy to:

Gregory R. Hall

DLA Piper LLP (US)

2525 E. Camelback Road, Suite 1000

Phoenix, Arizona 85016-4232

Tel: (480) 606-5116

Fax: (480) 606-5516

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the introductory note to Part I of the Form S-8 instructions. The documents containing the information specified in Part I will be delivered to the participants in the Plans as required by Rule 428(b)(1).

Part II

Information Required in the Registration Statement

Item 3.	Incorporation of Documents by Reference.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, Amtech Systems, Inc. (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents:

(a)

The Registrant’s Annual Report on Form 10-K for the fiscal year ended September 30, 2021, filed with the Securities and Exchange Commission (the “SEC”) on November 17, 2021, which incorporates by reference certain portions of the Registrant’s Definitive Proxy Statement for its 2022 Annual Meeting of Shareholders filed on January 18, 2022;

(b)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2021, filed with the SEC on February 14, 2022;
(c)	The Registrant’s Current Report on Form 8-K filed with the SEC on November 17, 2021;
(d)	The Registrant’s Current Report on Form 8-K filed with the SEC on November 19, 2021;
(e)	The Registrant’s Current Report on Form 8-K filed with the SEC on February 14, 2022;
(f)	The Registrant’s Current Report on Form 8-K filed with the SEC on March 4, 2022; and
(g)

The description of the Registrant’s securities included as Exhibit 4.1 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended September 30, 2021, filed with the SEC on November 17, 2021.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, are incorporated by reference in this Registration Statement and are a part hereof from the date of filing of such documents; except as to any portion of any future annual or quarterly report to shareholders or document or current report furnished under current Items 2.02 or 7.01 of Form 8-K that is not deemed filed under such provisions. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Arizona Business Corporation Act (the “ABCA”) permits a corporation, under certain circumstances, to indemnify its present and former directors and officers against costs and expenses (including attorneys’ fees) reasonably incurred in connection with threatened, pending or completed civil, criminal, administrative or investigative actions, suits or proceedings, whether or not authority for such indemnification is contained in the indemnifying corporation’s articles of incorporation or bylaws.

Under the ABCA, in order for a corporation to indemnify a director or officer, a majority of the corporation’s disinterested directors, special legal counsel, or the shareholders must find that the conduct of the individual to be indemnified was in good faith and that the individual reasonably believed that the conduct was in the corporation’s best interests (in the case of conduct in an “official capacity” with the corporation) or that the conduct was at least not opposed to the corporation’s best interests (in all other cases). In the case of any criminal proceeding, the finding must be to the effect that the individual had no reasonable cause to believe the conduct was unlawful. Indemnification is permitted with respect to expenses, judgments, fines and amounts paid in settlement by such individuals, except that, in the case of a proceeding by or in the right of the corporation, indemnification is limited to reasonable expenses incurred in connection with the proceeding. However, a corporation cannot indemnify a director in the cases noted in clause (ii) of the second sentence of the following paragraph. A corporation’s articles of incorporation may indemnify a director for conduct for which broader indemnification has been made permissible or mandatory under other provisions of the ABCA. Additionally, if the individual is an officer but not a director (or is both but is made a party to the proceeding solely because of an act or omission as an officer), a corporation may indemnify and advance expenses to the further extent as may be provided by the articles of incorporation, the bylaws, a resolution of the board of directors or contract except for (i) liability in connection with a proceeding by or in the right of the corporation other than for reasonable expenses incurred in connection with the proceeding, or (ii) liability arising out of conduct that constitutes (a) receipt by the officer of a financial benefit to which the officer is not entitled, (b) an intentional infliction of harm on the corporation or the shareholders or (c) an intentional violation of criminal law.

Indemnification under the ABCA is permissive, except in the event of a successful defense, in which case a director or officer must be indemnified against reasonable expenses, including attorneys’ fees, incurred in connection with the proceeding unless such indemnification is limited by the articles of incorporation. In addition, the ABCA requires Arizona corporations to indemnify any “outside director” (a director who, when serving as a director, is not an officer, employee or holder of more than five percent of any class of the corporation’s stock or the stock of any affiliate of the corporation) against liability unless (i) the corporation’s articles of incorporation limit such indemnification, (ii) the director is adjudged liable in a proceeding by or in the right of the corporation or in any other proceeding charging improper financial benefit to the director, whether or not involving action in the director’s official capacity, in which the director was adjudged liable on the basis that financial benefit was improperly received by the director, or (iii) a court determines, before payment to the outside director, that the director failed to meet the standards of conduct described in the preceding paragraph. With certain limitations, a court may also order that an individual be indemnified if the court finds that the individual is fairly and reasonably entitled to indemnification in light of all of the relevant circumstances, whether or not the individual has met the standards of conduct in this and the preceding paragraph or was adjudged liable as described above.

Pursuant to the Registrant’s Amended and Restated Articles of Incorporation, it shall indemnify any and all of its existing and former directors, officers, employees, and agents against all expenses incurred by them and each of them, including, but not limited to legal fees, judgments, penalties, and amounts paid in settlement or compromise, which may arise or be incurred, rendered, or levied in any legal action brought or threatened against any of them for or on account of any action or omission alleged to have been committed while acting within the scope of employment as director, officer, employee or agent of the corporation, whether or not any action is or has been filed against them and whether or not any settlement or compromise is approved by a court, indemnification shall be made by the corporation whether the legal action brought or threatened is by or in the right of the corporation or by any other person.

Whenever any existing or former director, officer, employee, or agent shall report to the president of the corporation or the chairman of the board of directors that he or she has incurred or may incur expenses, including, but not limited to, legal fees, judgments, penalties, and amounts paid in settlement or compromise in a legal action brought or threatened against him or her for or on account of any action or omission alleged to have been committed by him or her while acting within the scope of his or her employment as a director, officer, employee or agent of the corporation, the board of directors shall, at its next regular or at a special meeting held within a reasonable time thereafter, determine in good faith, whether in regard to the matter involved in the action or contemplated action, such person acted, failed to act, or refused to act willfully or with gross negligence or with fraudulent or criminal intent. If the board of directors determines, in good faith, that such person did not act, fail to act, or refuse to act willfully or with gross negligence or with fraudulent or criminal intent, in regard to the matter involved in the action or contemplated action, indemnification shall be mandatory and shall be automatically extended as specified herein; provided, that the corporation shall have the right to refuse indemnification in any instance in which the person to whom indemnification would otherwise have been applicable shall have unreasonably refused to permit the corporation, at its own expense and through counsel of its own choosing, to defend him or her in the action.

The Registrant has purchased insurance on behalf of its directors and officers against certain liabilities that may be asserted against, or incurred by, such persons in their capacities as directors or officers of the Registrant, or that may arise out of their status as directors or officers of the Registrant, including liabilities under the federal and state securities laws.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit No.	Exhibit Description

4.1

Amended and Restated Articles of Incorporation, as amended through February 6, 2012 (Incorporated herein by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2011, filed with the SEC on February 9, 2012).

4.2

Amended and Restated Bylaws of Amtech Systems, Inc., dated as of September 23, 2020 (Incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed with the SEC on September 25, 2020).

4.3	First Amendment to Amended and Restated and Restated Bylaws (Incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed with the SEC on November 19, 2021).

5.1	Legal Opinion of DLA Piper LLP (US).

23.1	Consent of Mayer Hoffman McCann P.C.

23.2	Consent of DLA Piper LLP (US) (included in Exhibit 5.1).

24.1	Power of Attorney (included in signature page to this Registration Statement).

99.1	Amtech Systems, Inc. 2022 Equity Incentive Plan.

107	Filing Fee Table

Item 9.Undertakings.

The undersigned Registrant hereby undertakes:

(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) of this Item 9 do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;

(2)That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions summarized in Item 6 or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Signatures

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tempe, State of Arizona, on March 25, 2022.

AMTECH SYSTEMS, INC.

/s/ Lisa D. Gibbs
Lisa D. Gibbs
Chief Financial Officer

Power of Attorney

The officers and directors of Amtech Systems, Inc. whose signatures appear below hereby constitute and appoint Lisa D. Gibbs, their true and lawful attorney and agent, with full power of substitution, with power to act alone, to sign and execute on behalf of the undersigned this Registration Statement on Form S-8, and any amendment or amendments hereto, and each of the undersigned does hereby ratify and confirm all that the attorney and agent, or her substitutes, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Capacity in Which Signed
/s/ Michael Whang Michael Whang	Director and Chief Executive Officer (Principal Executive Officer)	March 25, 2022
/s/ Lisa D. Gibbs Lisa D. Gibbs	Director and Chief Financial Officer (Principal Financial and Accounting Officer)	March 25, 2022
/s/ Jong S. Whang Jong S. Whang	Chairman	March 25, 2022
/s/ Robert M. Averick Robert M. Averick	Director	March 25, 2022
/s/ Robert C. Daigle Robert C. Daigle	Director	March 25, 2022
/s/ Michael Garnreiter Michael Garnreiter	Director	March 25, 2022
/s/ Sukesh Mohan Sukesh Mohan	Director	March 25, 2022